Exhibit 99.1

                      Flexsteel Announces Second
              Quarter and Year-To-Date Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--February 7, 2006--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported sales and earnings for its second quarter and fiscal year-to-date ended December 31, 2005.
    Net sales for the fiscal quarter ended December 31, 2005 were $106.3 million compared to the prior year quarter of $105.1 million, an increase of 1.2%. Net income for the current quarter was $0.5 million or $0.07 per share after recording stock-based compensation expense of $0.4 million or $0.06 per share, compared to $1.6 million or $0.24 per share in the prior year quarter.
    Net sales for the six months ended December 31, 2005 were $203.7 million compared to $202.9 million in the prior year six months, an increase of 0.4%. Net income for the six months ended December 31, 2005 was $1.5 million or $0.22 per share after recording stock-based compensation expense of $0.4 million or $0.06 per share, compared to net income of $2.8 million or $0.42 per share for the six months ended December 31, 2004 which included a net gain (after tax) of $0.4 million or $0.06 per share on the sale of a former manufacturing facility.
    For the quarter ended December 31, 2005, residential net sales were $69.6 million, compared to $70.6 million, a decrease of 1.5% from the prior year quarter. Recreational vehicle net sales were $15.9 million, compared to $18.9 million, a decrease of 15.8% from the prior year quarter. Commercial net sales were $20.8 million, compared to $15.5 million in the prior year quarter, an increase of 34.1%.
    For the six months ended December 31, 2005, residential net sales were $127.7 million, a decrease of 1.5% from the six months ended December 31, 2004. Recreational vehicle net sales were $34.2 million, a decrease of 19.1% from the six months ended December 31, 2004. Commercial net sales were $41.8 million, an increase of 22.2% from the six months ended December 31, 2004.
    Residential net sales were down slightly from the prior periods due to lower demand at the retail level. The decline in recreational vehicle net sales is due primarily to a weaker wholesale market environment. The increase in commercial net sales is primarily due to improved commercial office product offerings and improved industry performance for hospitality products.
    Gross margin for the quarter ended December 31, 2005 was 18.5% compared to 19.4% in the prior year quarter. For the six months ended December 31, 2005, the gross margin was 19.1% compared to 18.9% for the prior year six-month period. Gross margin erosion in the current quarter in comparison to the prior year quarter was caused by rampant increases in raw material costs, particularly those with petrochemical content, and transportation costs which the Company was able to partially offset through selected sell price increases. The gross margin improvement for the six-month period is a result of changes in product mix, primarily through increased sales of commercial office and other imported products, which were not significantly impacted by raw material cost increases.
    Selling, general and administrative expenses were 17.5% and 16.8% of net sales for the quarters ended December 31, 2005 and 2004, respectively. For the six months ended December 31, 2005 and 2004, selling, general and administrative expenses were 17.7% and 16.8%, respectively. The increase in selling, general and administrative costs on a quarterly and year-to-date basis in comparison to prior year periods is due to the recording of approximately $0.4 million in stock-based compensation related to stock option grants as required under Statement of Financial Accounting Standards ("SFAS") No. 123
(R), increases in royalties and general increases in other fixed expenses.
    Working capital (current assets less current liabilities) at December 31, 2005 was $87.3 million, which includes cash, cash equivalents and investments of $3.4 million. Net cash used in operating activities was $11.2 million for the six-month period ended December 31, 2005. Net cash provided by operating activities was $2.1 million for the six-month period ended December 31, 2004. Fluctuations in net cash used in operating activities were primarily the result of changes in accounts receivable, inventories and accounts payable. The increase in inventories in fiscal 2006 relates primarily to the expansion of import programs.
    Capital expenditures were $3.1 million during the first six months of fiscal year 2006. Depreciation and amortization expense was $2.7 million and $2.9 million for the six-month periods ended December 31, 2005 and 2004, respectively. The Company expects that capital expenditures will be approximately $0.5 million for the remainder of the fiscal year.

    All earnings per share amounts are on a diluted basis.

    Outlook

    Flexsteel Industries, Inc., and the furniture industry in general, continue to be impacted by increases in raw material and energy costs. The second quarter ended December 31, 2005, was dominated by news of unprecedented cost increases for poly foam and other materials with petrochemical content, which are major components in our seating products, as well as increases or expected increases in other key components such as fabric, steel and plywood. At the same time, U. S. furniture manufacturers are faced with competition and pricing pressures from imported products. The Company expects these challenging business conditions to continue to have an impact on its results of operations through the remainder of the fiscal year.
    In response to the aforementioned challenges, the Company will implement sell price increases for seating products, as warranted, and continue to explore cost control opportunities in all facets of its business. The Company believes it has the necessary inventories, product offerings and commitments in place to take advantage of opportunities for expansion of certain markets, such as commercial office and hospitality. The Company believes that its strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice and will continue.

    Analysts Conference Call

    The Company will host a conference call for analysts on Wednesday, February 8, 2006, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 3182635. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 3182635.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency revaluations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our web site at http://www.flexsteel.com.




FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                           December 31,    June 30,
                                               2005          2005
                                           ------------- -------------

ASSETS

CURRENT ASSETS:
    Cash and cash equivalents.............   $1,856,229    $1,706,584
    Investments...........................    1,546,693     1,508,751
    Trade receivables, net................   50,175,351    48,355,070
    Inventories...........................   88,438,515    69,945,400
    Other.................................    6,572,394     6,281,869
                                           ------------- -------------
Total current assets......................  148,589,182   127,797,674

NONCURRENT ASSETS:
    Property, plant, and equipment, net...   26,542,587    26,140,914
    Other assets..........................   13,314,578    12,719,090
                                           ------------- -------------

TOTAL..................................... $188,446,347  $166,657,678
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade...............  $21,524,954   $16,259,905
   Notes payable..........................   19,500,153     5,000,000
   Accrued liabilities....................   20,221,380    21,149,428
                                           ------------- -------------
Total current liabilities.................   61,246,487    42,409,333

LONG-TERM LIABILITIES:
   Long-term debt.........................   15,105,963    12,800,000
   Other long-term liabilities............    6,766,083     6,650,625
                                           ------------- -------------
Total liabilities.........................   83,118,533    61,859,958

SHAREHOLDERS' EQUITY......................  105,327,814   104,797,720
                                           ------------- -------------

TOTAL..................................... $188,446,347  $166,657,678
                                           ============= =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                   Three Months Ended           Six Months Ended
                      December 31,                December 31,
               --------------------------- ---------------------------
                   2005          2004          2005          2004
               ------------- ------------- ------------- -------------
NET SALES..... $106,301,259  $105,050,826  $203,736,422  $202,906,383
COST OF GOODS
 SOLD.........  (86,598,189)  (84,650,206) (164,890,157) (164,650,909)
               ------------- ------------- ------------- -------------
GROSS MARGIN..   19,703,070    20,400,620    38,846,265    38,255,474
SELLING,
 GENERAL AND
 ADMINI-
 STRATIVE.....  (18,610,560)  (17,670,182)  (36,097,226)  (34,010,070)
GAIN ON SALE
 OF FACILITY..                                                608,613
               ------------- ------------- ------------- -------------
OPERATING
 INCOME.......    1,092,510     2,730,438     2,749,039     4,854,017
               ------------- ------------- ------------- -------------
OTHER INCOME
 (EXPENSE):
  Interest and
   other
   income.....      137,630       161,000       306,935       294,686
  Interest
   expense....     (371,123)     (266,870)     (631,404)     (543,993)
               ------------- ------------- ------------- -------------
    Total.....     (233,493)     (105,870)     (324,469)     (249,307)
               ------------- ------------- ------------- -------------
INCOME BEFORE
 INCOME
 TAXES........      859,017     2,624,568     2,424,570     4,604,710
PROVISION FOR
 INCOME
 TAXES........     (370,000)   (1,020,000)     (950,000)   (1,800,000)
               ------------- ------------- ------------- -------------
NET INCOME....     $489,017    $1,604,568    $1,474,570    $2,804,710
               ============= ============= ============= =============
AVERAGE NUMBER
 OF COMMON
 SHARES
 OUTSTANDING:
   Basic......    6,560,190     6,537,071     6,553,776     6,522,729
               ============= ============= ============= =============
   Diluted....    6,583,053     6,617,606     6,573,116     6,600,727
               ============= ============= ============= =============
EARNINGS PER
 SHARE OF
 COMMON STOCK:
   Basic......        $0.07         $0.25         $0.22         $0.43
               ============= ============= ============= =============
   Diluted....        $0.07         $0.24         $0.22         $0.42
               ============= ============= ============= =============



FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                Six Months Ended
                                                  December 31,
                                           ---------------------------
                                               2005          2004
                                           ------------- -------------

OPERATING ACTIVITIES:
Net income................................   $1,474,570    $2,804,710
Adjustments to reconcile net income to net
 cash provided by (used in) operating
 activities:
   Depreciation and amortization..........    2,699,355     2,937,938
   Gain on disposition of capital assets..      (24,447)     (608,513)
   Stock based compensation expense.......      427,000
   Changes in operating assets and
    liabilities, net of
       acquisitions.......................  (15,818,842)   (3,014,076)
                                           ------------- -------------
Net cash (used in) provided by operating
 activities...............................  (11,242,364)    2,120,059
                                           ------------- -------------

INVESTING ACTIVITIES:
   Net purchases and sales of
    investments...........................       88,500        44,230
   Proceeds from sale of capital assets...       58,086     1,581,575
   Capital expenditures...................   (3,064,688)   (2,508,987)
                                           ------------- -------------
Net cash used in investing activities.....   (2,918,102)     (883,182)
                                           ------------- -------------

FINANCING ACTIVITIES:
   Net proceeds of borrowings.............   16,806,114      (455,427)
   Dividends paid.........................   (2,555,874)   (1,693,817)
   Proceeds from issuance of common
    stock.................................       59,871        80,967
                                           ------------- -------------
Net cash provided by (used in) financing
 activities...............................   14,310,111    (2,068,277)
                                           ------------- -------------

Increase (decrease) in cash and cash
 equivalents..............................      149,645      (831,400)
Cash and cash equivalents at beginning of
 period...................................    1,706,584     2,476,521
                                           ------------- -------------
Cash and cash equivalents at end of
 period...................................   $1,856,229    $1,645,121
                                           ============= =============




    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392